		Exhibit 21.1
LIST OF SUBSIDIARIES OF PRICESMART, INC.

The following table sets forth a list of the Company's subsidiaries as of August 31, 2009:

Name	Jurisdiction of Incorporation and Organization Ownership

Ventures Services, Inc	Delaware	100%
PriceSmart Panama, S.A	Panama	100%
GolfPark Plaza, S.A.	Panama	50%
PriceSmart (Guatemala), S.A	Guatemala	100%
PSMT Caribe, Inc	British Virgin Islands	100%
PriceSmart El Salvador, S.A. de C.V	El Salvador	100%
Inmobiliaria PriceSmart El Salvador, S.A. de C.V	El Salvador	100%
Prismar de Costa Rica, S.A	Costa Rica	100%
Pricsmarlandco, S.A	Costa Rica	100%
Consultant and Development Services, S.A.	Costa Rica	100%
Plaza Price Alajuela PPA, S.A.	Costa Rica	50%
3-101-510975, S.A.	Costa Rica	50%
PriceSmart Honduras, S.A. de C.V	Honduras	100%
PriceSmart Dominicana, S.A	Dominican Republic	100%
PriceSmart Exempt SRL	Barbados	100%
PSMT Trinidad/Tobago Limited	Trinidad & Tobago/St. Lucia	95%
PriceSmart (Trinidad) Limited	Trinidad & Tobago	95%
PS Operations, Ltd	Trinidad & Tobago	95%
PSMT, LLC	U.S. Virgin Islands	100%
PriceSmart Holdings, Inc	St. Lucia	100%
PSMT (Barbados), Inc	Barbados	100%
Regan Lodge inc.	Barbados	100%
Island Foods and Distributors, N.V	Aruba	100%
PSMT Guam Inc	Guam	100%
PriceSmart Jamaica (SL), Inc	St. Lucia	100%
PriceSmart (Jamaica) Limited	Jamaica	100%
PriceSmart Realty (Jamaica), Ltd	Jamaica	100%
PS Exportadora Latinoamerica, S.A. de C.V.	Mexico	100%
PSMT Nicaragua (BVI), Inc	British Virgin Islands	100%
PSMT Nicaragua, S.A	Nicaragua	100%
Inmobiliaria PSMT Nicaragua S.A	Nicaragua	100%